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EDITED TRANSCRIPT
RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

EVENT DATE/TIME: JULY 29, 2015 / 01:00PM GMT

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

CORPORATE PARTICIPANTS

Michael Fifer Sturm Ruger & Company, Inc. - CEO

Kevin Reid Sturm Ruger & Company, Inc. - General Counsel

CONFERENCE CALL PARTICIPANTS

Brian Ruttenbur BB&T Capital Markets - Analyst

Brian Rafn Morgan Dempsey Capital Management - Analyst

Andrea James Dougherty & Company - Analyst

Colin Moran Abdiel Capital - Analyst

Scott Hamann KeyBanc Capital Markets - Analyst

Adam Starr Gulfside Asset Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2015 Sturm, Ruger & Company earnings conference call. My name is Steve and I will be your operator for today.

(Operator Instructions)

I would now like to turn the call over to Mr. Michael Fifer, Chief Executive Officer. Please proceed.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Good morning and welcome to the Sturm, Ruger and Company second-quarter 2015 conference call. I'd like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements which will be followed by a quick overview of the second quarter and then we can get right into your questions. Kevin?

Kevin Reid - Sturm Ruger & Company, Inc. - General Counsel

Thank you, Mike. We want to remind everyone that statements made in the course of this meeting that state the Company's or Management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's reports on form 10-K for the year ended December 31, 2014 and form 10-Q for the quarter just ended June 27, 2015. A copy of these document may be obtained by contacting the Company or the SEC or on the Company website at www.ruger.com/corporate or of course at the SEC website at www.sec.gov.

We reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our form 10-K for the year ended December 31, 2014, and our form 10-Q for the quarter ended June 27, 2015, which are also posted on our website.

Furthermore the Company disclaims all responsibility to update forward-looking statements. Mike?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Thank you, Kevin. Financial results: For the second quarter of 2015 net sales were $140.9 million and fully diluted earnings were $0.91 per share. For the corresponding period in 2014, net sales were $153.7 million and fully diluted earnings were $1.12 per share.

For the first half of 2015 net sales were $277.8 million and fully diluted earnings were $1.71 per share. For the corresponding period in 2014, net sales were $323.5 million and fully diluted earnings were $2.34 per share.

Our second-quarter 2015 EBITDA was $36.2 million, or 26% of sales. And our second quarter 2014 EBITDA was $42.1 million, or 27% of sales.

Demand. The estimated sell-through of the Company's products from the independent wholesale distributors to retailers, which we believe to be the best available measure of demand, decreased 2% in the second quarter from the second quarter of 2014. For the first half of the year estimated sell-through declined 9% from the first half of 2014.

We believe that demand for the Company's firearms in the second quarter and first half of 2015 declined from the comparable periods in 2014 due to more conservative restocking behavior at retailers. We believe retailers experienced relatively weak consumer demand through much of 2014 and felt overstocked in the latter half of 2014.

The National Instant Criminal Background Check System numbers, as adjusted by the National Shooting Sports Foundation which are commonly referred to as NICS checks, increased 3% in the first half of 2015 compared with the first half of 2014. While we believe that the aggregate NICS data is the best available proxy for consumer demand, recent analysis of state-by-state numbers occasionally shows a low correlation with the anecdotal retailer reports of consumer behavior.

For example, the June 2015 Connecticut numbers would indicate that Connecticut transactions more than doubled from 2014. That is extremely unlikely.

Nonetheless the aggregate NICS numbers generally seem to follow what we believe to be the trend in consumer demand, so we will continue to monitor them and report them in comparison to our estimated sell-through numbers. Anecdotal reports from a number of retailers indicate that we have maintained our market share in 2015, that consumer demand in 2015 has been stronger than in 2014, that retailers are in a better stocking position than one year ago, and that retailers have some cautious optimism for the balance of the year.

New product development. We believe that new products are a key driver of demand.

Our recent new product launches include the SP101 double action revolver and 327 Federal Magnum, the 77 bolt action rifle and 17 Winchester Super Magnum, the Mini-14 tactical rifle and 300 AAC Blackout, the Redhawk double action revolver dual chambered in 45 Auto and 45 Colt, the second edition of the Ruger Collector's Series 10/22 rifle, the SR 556 Takedown rifle, and most recently the Ruger Precision Rifle. New products represented $47.7 million, or 17%, of firearms sales in the first half of 2015.

New product sales include only major new products that were introduced in the past two years such as the LC9s pistol and the AR-556 modern sporting rifle. The Ruger Precision Rifle will be included in the future, but it launched in July and had no impact on second-quarter results.

Production. In second quarter of 2015 net sales increased 3% and earnings increased 14% from the first quarter of 2015. That is a direct result of the 32% increase in unit production from the first quarter of 2015 which resulted in improved efficiencies.

It also resulted in increased inventories at the Company and at the independent wholesale distributors. The Company and the independent distributors were willing to increase inventories both to restock from the significant inventory reduction in the first quarter of 2015 and in anticipation of the new recently announced summer retailer programs.

We have previously described the distributor show season that occurs every January and February and how the retailer buying programs that are offered at that time affect buying patterns for the next several months. Typically the Company has only offered programs during that time of year.

However that is not typical of the industry as the major retailer buying groups hold summer shows that most manufacturers and many of the larger independent retailers participate in. This year the Company has decided to offer summer retailer programs to encourage retailers to stock the Company's products as fully in the second half of the year as they typically do in the first half of the year.

In a related note, the selling expense in the second quarter increased in large part due to accruals for the anticipated expense of the new summer retailer programs. We also learned an inventory lesson after the industry and the Company experienced a decline in demand following the post 2008 election surge.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Throughout 2010 the Company was extremely cautious about inventory levels and managed production rates to minimize inventory build. When consumer demand sharply rebounded in late 2010, the Company increased production very quickly but not quickly enough to take full advantage of that demand.

Looking back we believe we left significant opportunity for increased earnings on the table in early 2011 as a result. We think there are parallels between the decline in consumer demand in 2014 and the one in late 2009, and having experienced -- and having learned from the prior experience we are more comfortable with higher inventory levels.

Firearms are fortunately nonperishable products and we want to be fully prepared when demand rebounds. Cash flows. In the first six months of 2015 we generated $80.9 million of cash from operations.

We reinvested $16.3 million of that back into the Company in the form of capital expenditures. Note that is a 29% reduction from the comparable prior-year period.

The reduction is not indicative of any decrease in our new product development effort, but rather is primarily the result of repurposing equipment after we dramatically cut production rates in the second half of 2014. We estimate that our capital expenditures in 2015 will be approximately $30 million.

Our primary focus for investment continues to be new product development. Balance sheet. At June 27, 2015, our cash and cash equivalents totaled $61 million, an increase of $52 million from December 31, 2014.

Our current ratio was 2.2 to 1 and we have no debt. At June 27, 2015, stockholders equity was $208 million, which equates to a book value of $11.12 per share of which $3.27 is cash.

Cash returned to shareholders. In the first half of 2015 the Company returned $12 million to its shareholders through the payment of $9.2 million of dividends and the repurchase of 82,100 shares of our common stock at an average price of $34.57 per share for a total of $2.8 million.

At June 27, 2015, $73.2 million remains authorized for future stock repurchases. Our Board of Directors has declared a $0.36 per share quarterly dividend for shareholders of record as of August 14, 2015, payable on August 28, 2015.

As a reminder our quarterly dividend is approximately 40% of net income. Those are the highlights of the second quarter. Operator, may we please have the first question?

QUESTION AND ANSWER

Operator

(Operator Instructions)

Brian Ruttenbur, BB&T.

Brian Ruttenbur - BB&T Capital Markets - Analyst

Great, thank you very much. Couple questions, first of all on the 2 Million Gun Challenge can you explain your plans and goals with that 2 Million Gun Challenge?

Is that all 2 million that you're going to produce this calendar year? Maybe explain the 2 Million Gun Challenge a little bit.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Sure Brian. As you may recall we did a 1 Million Gun Challenge four years ago and it ran from one NRA show to the next NRA show. And that was actually kind of tough because that would have been like 11 months at that time.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

This year it's a little bit easier because I think there's 13 months between shows. So to keep the math simple I think we actually used four quarters which were the last three calendar quarters in one year and the first calendar quarter of the next year which roughly corresponded to the dates of the NRA shows.

And remember the objective here is both to raise awareness of Ruger products, to energize the customer base to buy Ruger products, and to benefit the NRA-ILA which is a huge defender of the Second Amendment. So it's not a calendar year exercise but it's really a big marketing program.

Brian Ruttenbur - BB&T Capital Markets - Analyst

Okay. And then as part of that you had on a year-over-year basis roughly a $5 million increase in marketing expenses. Do you expect that level of marketing increase on a quarterly basis?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

No, not at all. In fact the most significant component of that marketing increase was accruing for the summer programs. If you'll recall we've discussed in the past that in the quarter ending December 31, the fourth quarter of each year we typically have higher selling expense in that quarter than in other quarters because that's when we accrue for the spring programs.

The accrual is based on the amount of inventory the distributors hold as of the end of the quarter not based on how many total units we expect to sell. Because the amount we sell will come both from the inventory they have in stock at the end of the quarter as well as subsequent shipments to them.

And in this case you've seen our distributor inventory at the end of the quarter, it was a nice healthy number. So we took a nice healthy accrual for the anticipated shipment of free goods in fulfillment of the summer programs.

And those shipments will occur probably after August because the retailers have -- for their spring programs they have January and February to place their order and they must receive the goods typically by the end of May to qualify. And we're doing the same thing this fall.

They have to place their orders in July or August and then I think through the end of November for us to fulfill them. And so it will be the same pattern you see in spring.

That's why you saw the large selling expense that we just accrued. It's very comparable to the one we typically accrue in December.

Brian Ruttenbur - BB&T Capital Markets - Analyst

Okay. So just a question about inventory. That we should see that you are comfortable with the level of inventory both internally and at distributors being maintained at these levels going forward or should they drop?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

First I'm very comfortable with the levels where they are now. And I would expect the levels actually to peak sometime in mid-quarter. So you won't actually see them in the numbers.

But as the orders start to ship, probably the number at the end of Q3 will be less than the peak it hit somewhere in mid-Q3. And then my guess is that it will probably drop again significantly in Q4.

And that's kind of the pattern you see. If we go back and look at the first half of this year, we had reasonably comparable inventory levels back on December 31, inventory dropped dramatically during Q1 as we received those spring orders and fulfilled those spring orders.

And then we had a chance to rebuild it a little bit in Q2. I would not be surprised to see a similar pattern occur over Q3 and Q4.

Brian Ruttenbur - BB&T Capital Markets - Analyst

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Great. And then capacity Mayodan? How much utilization are you putting through Mayodan at this point?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

That Mayodan guys are running full out. A lot of overtime and we're working hard to increase production there. It's a real success story.

Brian Ruttenbur - BB&T Capital Markets - Analyst

That's outstanding. And the last question is number of new products that you plan to introduce in the second half of the year? Including your precision rifle, we'll count that in the second half of the year.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I'm not sure I understand the question but we don't count new products until after they launch, that's correct.

Brian Ruttenbur - BB&T Capital Markets - Analyst

Okay, very good. Thank you very much.

Operator

Brian Rafn, Morgan Dempsey Capital Management.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Good morning Mike.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Good morning.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Relative to your new pipeline products, if you looked at 2014 going into 2015, without -- obviously we're not going to press you on launches and that, obviously that's proprietary. But is there any color that you could give us on maybe the pace of products coming out for 2015?

Are we expecting linear launches or clusters? Or is it just really too tough to describe?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Brian, all our engineers are human and guns are hard to design. It's really too hard to describe.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

That's okay. Let me ask from a new product launch. You guys did talk a little bit, Mike, about having some vertical integration being -- building and constructing some subcomponent assemblies such that I think the thing you talked about was the gun being ready and then figuring out that you needed a spring and that was on a four-month backlog.

And you talked about not only being vertically integrated with parts, but also enhancing what you call project management, so that you could as you roll out that product everybody was on the same page. I'm wondering as you're getting into 2015 have you made any additions or developments in either project management or vertical integration?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I don't believe we've made any additions on the vertical integration side recently. We invested in the metal injection molding business. And that has been a big success for us.

And we have looked at from time to time vertically integrating some of the outsourced items, whether it is a heat treat or a finishing. And we've deferred on those at the moment. We'll wait and see.

I think our approach is perhaps to launch a new product, see how well it does. And if the new product is consuming a huge amount of outside resources, then to perhaps bring that resource in house.

But not do it in anticipation. I think I've spent enough money on capital that sits around collecting dust waiting for the project to be finished, I'm not going to do it anymore.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay, Mike. Is that vertical integration, is that specific by plant? Newport versus Prescott? Or is it more predominant in say rifles versus pistols or revolvers versus pistols or pistols versus something else?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

None of the above. For example metal injection molding, we use it throughout our product line and in all our plants. So it's been a big help to everybody.

Remember there's plenty of metal injection molding capacity outside available. What this really does is accelerate the production of early parts and things.

For example, if I can save six months off the development of a product because I can force the priority list at our captive MIM house. That's worth a lot of money.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. All right. Good enough. When you guys -- you always talked, I think in the past you made some comments back about when you launch new products.

Obviously there's the whole testing cycle and prototyping and getting it right, but you also talked about building inventory and making sure that when you created some buzz that you had good inventory. When you launch a product that looks like a fantastic product, the precision rifle, and your featured on a major gun magazine, Guns and Ammo or American Rifle, and you are on the cover. Does that put any extra pressure on actually having that inventory day one for that launch?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

It absolutely does. We have never yet had enough inventory on launch day. But getting the cover of American Rifleman and all the wonderful other press and coverage we've gotten just exacerbates the problem.

I've had a number of very happy consumers contact me about the gun because they got one. And a much larger number of consumers contact me very frustrated because they really, really want the gun and haven't been able to get it yet.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Brian Rafn - Morgan Dempsey Capital Management - Analyst

All right, that's good. I appreciate the color on that.

On the mini furnace mill side number 1 and 2 up at Newport, or 2 is coming online. Can you give us any update on that?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Number 1 and 2 are working fine. I haven't invested in number three yet because we did the analysis and concluded that adding three right now wouldn't let me turn off the legacy unit yet. But that day will come.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. And I'll ask one more and then get back in line. Mike, can you just give us a sense of internal production say 2013, 2014, and 2015? You started off in 2013 with that big backlog, a lot of ghosting orders, guys who didn't have the credit for what they ordered, and kind of how you've modulated production over the last two and half years and where you are today?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Brian, first let me dispel the concept of guys not having enough credit for what they ordered. Actually our AR is in spectacular shape as is our cash balance. So our customers have really been very good to us.

The challenge has been that we announce a new product, we show it to them, they get excited, they put in a big order. And frankly the old habits of ordering more than I really want or need, hoping I'll actually get a bigger allocation of the limited guns that are available, so that if I really want 1,000 maybe if I order 10,000 I'll end up getting 1,000.

And we have not really quite broken that cycle yet. But I am working hard on these more recent product launches to encourage what I would call a rational order.

We'll figure out how many we can really building the next 90 days, I'll tell you that, and you place an order for a reasonable allocation of that production. Rather than placing just silly orders.

If we go back to the launch of the LCP some years ago, I think in the first 24 hours or 48 hours we received orders for more than 100,000 units. And at the time I think we were building 300 a day.

There was no prayer we were going to fulfill 100,000 units anytime too soon. And that was the old habit. And we're trying to break that and we're not quite there yet, but we're working on it.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

That's good. And then on the production levels, Mike, where your internal production say as this flows to 2013, 2014 and now on to 2015?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Well as you recall, 2013 literally any firearms manufacturer could pretty much sell anything they could build and get out the door. And I think we did a very good job in 2013 of cranking up our production. I don't remember the percentage increase, but there were several years there in a row where we probably increased production more than 30% in the year. And in mid-2014, we dramatically cut back production. I think we cut it by more than 40% from the first half of the year to the second half of the year. And then you will see that here the beginning of 2015 we raised it up. We started raising it in Q1 and Q2 was 32% have in Q1.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Good thanks Mike.

Operator

Andrea James, Dougherty and Company.

Andrea James - Dougherty & Company - Analyst

Thanks for taking my questions. Good morning.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Good morning.

Andrea James - Dougherty & Company - Analyst

Your recent releases, you've had some really strong ASPs, you've reported strong ASPs. Do you think that continues? Or do you think things return back with some of the summer programs?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

It is very much tied to new product launches. And when you launch something like the Precision Rifle, which obviously wasn't in second quarter it was right after it, that has a pretty high ASP.

So that's going to temporarily jack those numbers up a little bit. The AR-556 rifle did that as well.

On the other hand, if I were to launch a new product like the LCP, which is at the other end of the spectrum, that would bring it down. And then in fulfillment of the programs we ship free goods and the units for the free goods show up in units ordered, but because they are free goods there's no revenue so that on the other hand would drive the ASP down.

So there are some offsetting factors. Nothing material or significant or is hidden in those numbers and I wouldn't get too excited whether they go up or down $20 per quarter.

It's not that critical. The business hasn't changed.

Andrea James - Dougherty & Company - Analyst

Interesting. Thank you for that. There's been a lot of talk about the new products.

You've had some real -- it looks like real successes. Are you happy with the product roll outs?

In terms of what you're telling your team are they cracking the champagne? Or is it we're still behind on what we had wanted to do next year, last year let's just keep going?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

When you look at the actual products, I am thrilled with them. They are really good guns, rugged, reliable, fun to shoot, and should do very well in the marketplace. When you look at the timing most of them have been in the budget more than once before they actually produced revenue and that's kind of frustrating and sort of a never-ending challenge to try to improve our processes.

And in fact we have devoted a lot of effort this year to try to re-examine our engineering processes from the ground up with the thought that if we keep doing things the way we have been doing them, the results aren't going to change in terms of timing of new products. So we're looking for ways to improve our processes so that we can accelerate the development cycles.

Andrea James - Dougherty & Company - Analyst

Thanks. Just one more. Mike, from your seat what's your take on the overall regulatory landscape?

I saw in the news yesterday the LA City Council has got a 10-round magazine been. I'm not sure California affects you guys too much, but I'm just curious about your take on the whole country and all the moving parts and different laws.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think you can understand my feelings about it by our 2 Million Gun Challenge to support the ILA division of the NRA. And that's their legislative group that fights on behalf of our rights.

And I think it is just a never-ending battle. You can't ever let your guard down.

Every election cycle a certain number of politicians will support you and a certain number, even if they personally have guns and like them, and some of the worst anti-gun politicians have carry permits of their own that they don't want publicized. They're still going to just pick one side of the political battle and cause you trouble.

So we can't let our vigilance down. We have to be ever cautious and fight to protect our rights.

Now I would say as an industry we were probably very reactive for a long time. Fortunately we have gotten much more proactive in recent years. And so hopefully that bodes well for the future.

Andrea James - Dougherty & Company - Analyst

Thanks, Mike.

Operator

Colin Moran, Abdiel.

Colin Moran - Abdiel Capital - Analyst

Hello Mike. Can you talk about what you think the key product features of the precision rifle are that are going to appeal to the consumer? I'm particularly interested in anything you can say about its accuracy.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Okay. I don't want to get in too much detail because I'm not sure how many of the investors and analysts want to know the details of the product. I will say that there is extensive information available on our website as well as the links to many magazine articles, blog articles, and videos.

But the key to one of these rifles is accuracy. And this is definitely a sub minute of angle accurate gun. Out at FTW Ranch, which you'll see in some of the videos, I had no trouble shooting it right out to 1,600 yards and shooting the center of a 1 inch plate at 1,600 yards.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

The caveat is I had a very good wind caller because that plays a big role. But it's a very, very accurate rifle. One of the keys to that is adjustability; to adjust the stock and everything to fit you perfectly so that you shoot well.

This is an extremely adjustable gun as well as having a fantastic barrel with good rifling. This gun doesn't require bedding at all, so it's a pure inline recoil.

I don't want to get into too much technical details so I will kind of stop there. But for the folks who would appreciate that, they know and recognize what these features bring to them and so they get very excited about it.

Remember there's two groups we're really trying to appeal to here. One is the group that actually has access to long distance ranges and can enjoy the benefits of this gun out to very long distances.

And the other group are folks who really don't. They're limited to 100-yard range.

But on the other hand they can outshoot all their buddies if they have this gun. And that's kind of fun too.

Colin Moran - Abdiel Capital - Analyst

Got you. And when you think about the capacity you built out for this gun relative to let's say maybe the Rimfire, just kind of sizing, is this -- did you build out the ability to produce more of these, less of these, comparable?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Well I think if you can picture in your mind a pyramid and your lower-priced items are at the bottom of the pyramid where the base is very wide and your higher-priced items are at the top of the pyramid, this is one of the most expensive products from Ruger even though it's probably about 25% of the cost of a comparable custom gun.

So it's a fantastic value, but nonetheless the number of people who can afford a $1,000 rifle is much, much smaller than the number of people who can afford a $200 rifle. So the base for things like a Rimfire is much, much broader and we make a lot more of them per day than we will make of this gun.

Colin Moran - Abdiel Capital - Analyst

Got you, okay. And I'm interested also just in how you would characterize the degree of discounting and price pressure from your competitors. Particularly thinking about comments made by Smith & Wesson about how aggressive they want to be using price to take share.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Well, sticking with the Precision Rifle, they have no comparable product. So it's irrelevant.

Where they're going to try to compete probably is in the somewhat crowded small semiautomatic pistol market. And there are a lot of competitors offering guns.

Smith has a fairly healthy share of that market. We have a healthy share of that market.

The other major brands that you would expect like Lock and Springfield Armory and Sig, and I hope I don't forget too many names or my competitors will get annoyed at me for not mentioning them. But that's a crowded field.

That's like saying a full-size, luxury car. There are a lot of brands out there.

If they drive by too quickly they all look the same and it's hard to differentiate yourself. But the very best ones we know which ones those are and the features are outstanding and they command a higher price point.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

And the ones that just aren't quite there, they are fighting and scrambling based on price. And I would say the small semiautomatic pistol market is not that much different from autos as an analogy. But when you get something like the Precision Rifle, there's just nothing like it.

Colin Moran - Abdiel Capital - Analyst

Okay. And then just is there much accessory follow-on to a product like the Precision Rifle? I'm thinking of scopes. But just how significant is the opportunity of products that are related to it?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Well if you look at the 10/22 rifle, which has been around for a long time, it's extremely popular. We're selling more of them than ever these days.

That's a gun that's very customizable; hope that's a proper word there. And there's a whole industry of small vendors providing neat add-on accessories for that gun.

And shame on us it's an accessory market that we largely ignored for decades. And then finally we came out with the BX-25 magazine and sort of shut down our competitors in that category.

And we really dominate that now, and it's proven to be extremely profitable for the Company and a great investment. So then we followed on with the BX-Trigger and that's off to a great start.

But still, there's so many accessories out there for that gun and so many little vendors with cool new features and things that it's thriving. I could see the Precision Rifle being similar because it uses so many, or it can accept so many mill spec standard AR or M4 type products whether it is a butt stock, a grip, heat shield, whatever, sites, scopes.

So there's a lot of opportunity. Now the only two accessories that I can think of off the top of my head there we have some popup sites that are terrific for an M4 or an AR style gun.

But remember this is a Precision Rifle and you're probably not going to shoot 800 yard targets with open sites unless you've got 14-year-old eyes. You're certainly not doing it with eyes as old as mine.

And then we have the 452 Elite Trigger. That is the kind of product that you might buy for your AR and put it in and make it much more fun to shoot, but on the other hand this Precision Rifle already has a really spectacular trigger.

So you're probably not going to upgrade that trigger. So as time develops we will look for opportunities for accessories for it, but I think a little cottage industry will grow up around it and provide a lot of products.

Colin Moran - Abdiel Capital - Analyst

Got it thanks.

Operator

Scott Hamann, KeyBanc Capital Markets.

Scott Hamann - KeyBanc Capital Markets - Analyst

Thank you. Good morning, guys. Just in terms of the inventory dynamics, the turns are at levels where they are below the threshold that you've identified as ideal.

And I'm just curious on the commentary for the back half of the year that absolute inventory levels go down. Is the assumption that retail is going to accelerate in the back half of the year? Or how should we think about it?

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Are you shipping on a one-for-one replenishment basis? Or how are you thinking about that for the balance of the year?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think it's not so much an issue of retail accelerating in the back half of the year. But it's in comparison to last year when retail decelerated dramatically in the back half of the year.

You try to analyze last year why did retailers sign up for so many programs from Ruger in the first quarter of last year? Because they were optimistic, Ruger products were still selling through dramatically, 2013 was continuing on.

Nobody -- it's like you can't time markets in your business, well it's pretty hard to time markets in the firearms business too if you are a firearms retailer. And then it started to slowdown in Q2 and just sort of fell off the map in the latter half of 2014, finally picking up very late in the year.

And through Q1 we got a lot of anecdotal reports back that things were improving. But last year was very, very tough for the retailers.

And it was probably tougher for them with their Ruger product in the second half than it may have been for some of the other brands. And one of the reasons was our price discipline.

And so the retailers were okay with holding the inventory. They knew it wouldn't be devalued.

But if they got a special buy on a competitor's gun, they could pass that through, they could entice the consumer into their store and cause a transaction to happen. But it was not necessarily a Ruger transaction because we didn't lower prices.

So relative to last year, I would expect that the retailers are in a better inventory position now, they're not feeling overstocked the way they were a year ago, that they expect to sell more Rugers at the consumer level than they did a year ago. And that is less an issue of accelerating from the first half of the year.

I have no idea how it's going to do compared to the first half of this year. But they all feel much better about their Ruger inventory position and how they're going to sell Rugers in the second half compared to last year's second half.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. And just thinking about the industry, you just touched on some of the competitors. But when you kind of think about the pricing dynamic that seemingly weekend a little bit towards the end of last year, inventories are back at higher levels this time of year than they were earlier in the year.

So what do you think the strategy is on part of a lot of the players in the industry? Have we seen a bottom in pricing or do you think they will continue in some of these categories, like you just talked about the smaller caliber handgun category, that we might continue to see more aggressive pricing to drive demand?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

First off I struggle to forecast anything about Ruger and then taking that one step further to forecast my competitors, that's really beyond my ability. But there are normally seasonally there are the buying group meetings typically held I think in August and maybe early September.

And pretty much the other manufacturers have always participated in those and Ruger never has participated in those. So I imagine they'll do it again this year and they'll offer some programs again this year.

But that's not new or it's not unusual. It's happened every year.

The big difference this year is that for the first time certainly in my tenure we're going to offer summer programs and see how they do. It's a bit of an experiment. And if they work well I'm sure we'll do it again in the future, and if they don't accomplish anything meaningful and incremental sales we probably won't do it again.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. Can you give some context around what these programs look like? Are they similar to what you would do at the distributor shows at the beginning of the year?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Identical.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. And then last question on ASP. It seems like accessories were a bigger part of the mix here in the second quarter.

I'm just curious what level of accessory sales you have? Or maybe another way what would the ASPs have looked like had you not included some of the accessories in there that seem like they are making the growth go higher? Thanks.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

We don't actually separate that information outside. I don't have it and can't provide it.

But we have as I said started to monitor how accessory sales are doing and obviously they peaked I think it was mid-2013 during the big political crisis. And then I think they declined a good bet particularly in the second half of 2014.

And then I remember in January we launched a bunch of new accessories. They've done well. Some of the older accessories that had slowed down a little bit in 2014 like the BX-25 magazine have kicked back up.

We are pleased with them. They're showing signs of life again.

Operator

Adam Starr, Gulfside Asset Management.

Adam Starr - Gulfside Asset Management - Analyst

Two quick questions. I know the last two years have been distorted, or the last few years.

But is there typically a seasonality with more draw down in the second half because of hunting season and the holidays and that? Is that a typical pattern in a normal environment?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Adam, there is definitely some seasonality in the business. Ideally it would be level throughout the year because manufacturing plants operate best when level loaded.

But there's both seasonality of consumer behavior and then there's seasonality of retailer buying behavior. The retailer buying behavior isn't necessarily the same as the consumer buying behavior.

The retailers tend to respond to the buying seasons. Whether it's the distributor shows in the spring or the buying groups, they have a set of shows in spring and a set of shows in late summer.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Whereas the consumers respond more to literally weather, sports, when school gets out, vacation schedules, to start of hunting season. And you can track those different things in different segments of the market.

For example a self-defense market may be driven more by a new cycle. The hunting market is literally driven by oh nuts, it's Friday before hunting season I'd better get a new rifle and get a scope mounted on it tonight because tomorrow morning I'm going to be in a deer blind.

So they are a little bit different, but I'd say the retailers mostly respond to the buying programs set by the distributors and the buying groups. Probably more than -- and the consumers they just respond to a whole lot of different inputs.

Adam Starr - Gulfside Asset Management - Analyst

Are the retailers weighted towards certain parts of the year then, second half versus the first half? Or various quarters? I know the news cycle has really distorted this with the political interference in the last few years.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Yes, there's definitely some seasonality on the order pattern for retailers. For example there's heavy, heavy ordering in January and February.

And then those participating in the buying groups, there was heavy ordering in late August and in September which is not necessarily the same as describing when those orders got fulfilled. Remember our spring buying programs give them two months to place the order but then five months for the distributor to fulfill the order to them.

And really in a few cases in the past we didn't cut it off cleanly always on May 31, sometime some of those orders dribbled into the third quarter and we were still fulfilling us. More recently we've shown a little more discipline in that category. Especially knowing that we were planning to do summer programs for the first time, we were a lot more disciplined about cutting off the spring program fulfillment.

Adam Starr - Gulfside Asset Management - Analyst

Thank you. Now my other question was you showed a big improvement in the operating margin, or in the gross margin this quarter with sales up and cost of goods sold down.

Was that a function of the mix and the more accessories? Is that a sustainable improvement?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

It was not really a function of mix as much as it was a function of volume. Literally the simplest way to put it is a busy factory is a happy factory.

When the guys have a lot of overtime, they are really happy. They may grumble and complain about the amount of overtime, but they're very happy.

When you cut their overtime and thereby really cut their income, they're very unhappy and folks, even though we haven't done layoffs people would still get nervous about it during a slowdown like we had in the second half of last year. And being humans everybody slows down a little bit.

Something that may have taken them 32 seconds to do on the production line before suddenly is 45 seconds to do. And then when you crank it up and there's more work than they can get done, now we're down to 28 seconds to get that task done.

It's just efficiency. A busy factory is a happy factory.

Adam Starr - Gulfside Asset Management - Analyst

I'm looking though versus the first quarter, you're in absolute dollars, your cost of goods sold was done and down. Is that strictly a function of happiness? You were actually spending less money.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Hold on, Tom Dineen is grabbing the financials and trying to look at what you are looking at here. We'll see if we can answer on the fly, if not we may have to -- Tom is giving me a little bit of absorption language here on the side here.

I'll tell you our -- we do another measure that we don't typically publish which is we measure the sales value of what we produce. They call it sales value of production.

And that takes out the distortion of putting goods and inventory or taking goods out of inventory. Our production costs as a percentage of the sales value of production has declined quarter over quarter which is the result of that happy factory.

Any other particular distortions are you're absorbing a little bit of inventory Q2, but in Q1 you actually pulled a lot of -- a lot of your sales came from inventory. We had a significant inventory reduction in Q1 offset almost unit for unit in inventory build in Q2. We have gotten more efficient.

Adam Starr - Gulfside Asset Management - Analyst

So you would look at the current margins as being fairly sustainable then?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I would say at this production rate the current margin is sustainable. But if we were to go back to the old production rate then probably those margins would be more indicative.

A lot of places to look. If you grab our MD&A out of the 10-Q and you look at the section on overhead rates and labor rates we explain in there what is happening to the efficiency. And that really drives what happens to those rates and the charges to the P&L from those items.

So for example when we're becoming more efficient we have to take a charge against all our inventory. We have to take an expense against it.

Have to call this goofy accounting, but if you become less efficient you actually show income. It's legitimate GAAP accounting although it does sort of make you scratch your head.

Adam Starr - Gulfside Asset Management - Analyst

It's counterintuitive.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

So read that section of the MD&A.

Adam Starr - Gulfside Asset Management - Analyst

Thank you very much.

Operator

Brian Ruttenbur, BB&T.

Brian Ruttenbur - BB&T Capital Markets - Analyst

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

Just a quick follow up. I wanted to know what your priority of your building cash balances and dividends, share repurchases, acquisitions. Can you just give me a rank order of what you think the priority of your cash building return to shareholders is?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I would say we're more opportunistic rather than having set a particular priority. As you saw when the stock got to levels in hindsight that seemed very low we bought a bunch of stock back.

When the stock is at prices that seem close enough to reasonable that the market can determine the outcome, we stay out of it. If the stock price ever gets ridiculously silly on the high side maybe I'd entertain doing a secondary.

Acquisitions, we keep looking and we have not found a reasonably priced opportunity. Remember we are not a PE firm, we're not worried about dressing it up and flipping it in five years.

We buy something it's to keep it forever and it has to pay for itself through its own cash flow. And right now that deal doesn't exist out there.

And as you've seen from our prior behavior, I kind of like dividends and I particularly like special dividends. And so at $61 million we're a long way from a special dividend, but if we get back up in the zone where we were before north of $100 million and no immediate opportunities and a reasonable stock price I might just recommend to the Board that we consider one again.

Operator

Brian Rafn, Morgan Dempsey Capital Management.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Could you talk a little bit about carrying a little more inventory? You had a safety stock inventory number of $15 million you talked about. Are we well north of that as you go into 2015?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

So you want to know the inventory level of finished goods? Is that what you are asking?

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Yes. I'm just looking at your finished goods. And I guess it's more on safety stock maybe by different lines. Are you comfortable with where you are at and per your comments about certainly 2010 into 211?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

All right. Well for everyone on the call if you will take a look at note 3 to the financial statements on page 9 of the queue, it actually breaks it down.

And our inventory of finished goods at FIFO is right now -- or on June 27 was $16.5 million compared to $20 million at December 31, 2014. So it's actually down a little bit. But I think that $16 million to $20 million is a comfortable zone for us.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

You talked about your engineering teams and putting five or six guys together, mechanical, a couple of manufacturing engineers. When you develop products, Mike, do you reconstitute those teams? Or do those engineering design teams stay fixed and it's fixed in a specific by rifle, by pistol, by revolver?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Oh no, we rotate guys all around and move them in and out of projects. It's good for their development and good to have a fresh set of eyes and new ideas. We move the guys around a lot.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Good. At Mayodan how many lines and what percentage of the floor space footprint would be occupied now?

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

I think that we have four lines there which are the Rimfire bolt action rifle, the Rimfire American. We have the SR-22 pistol.

We have the SR line of modern sporting rifles, which is a piston driven rifle. We have the AR-556 line which is the gas impingement modern sporting rifle. So those are the four lines.

We have a new product line that I would say is through at least all the initial design stages but is on hold at the moment because every engineer in Mayodan is hard at work on increasing capacity on several lines down there. And this is kind of a swag, but I think we're less than half the building at this point.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

All right.

Operator

Andrea James.

Andrea James - Dougherty & Company - Analyst

Thanks for taking my follow up. You know there's a lot of industry chatter about this new army side arm upgrade and I just want to ask do you plan on throwing a pistol into the ring?

And then also in general what is your take on the pros and cons of going after the professional market? Thank you.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

A quick take on the pros and cons, Andrea, is that there is an enormous cost to participate and an extremely low likelihood for any one Company of winning it. And there has been a lot of talk now that maybe they don't need to change caliber, that maybe 9 millimeter is okay.

And if that really becomes the driving force, and from a budget perspective it probably will especially as the military considers use of hollow point ammo instead of strictly ball ammo, that makes the 9 millimeter phenomenally more effective as a stopping weapon. I think it's highly likely that means Beretta would get to keep it.

They would find a way to do a little cost reduction and a little bit of product improvement. And from a logistics perspective, which drives a huge portion of their budget, the Army would be nuts to change.

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JULY 29, 2015 / 01:00PM GMT, RGR - Q2 2015 Sturm Ruger & Co Inc Earnings Call

They'd be much better off sticking pretty much with what they've got. And so that adds to the risk factor of putting the huge investment of time, people, and money into competing for something that there is really a very low likelihood of winning even if you have a much better product.

And so those are the pros and cons right there. If you win it obviously you're in the cat bird seat for the next 25 years.

But I have a feeling competing for it's going to be a little bit like beating your head against a brick wall. And it will feel real good when you stop.

Andrea James - Dougherty & Company - Analyst

I appreciate it, thanks.

Operator

I would now like to turn the call back over to Michael Fifer for closing remarks.

Michael Fifer - Sturm Ruger & Company, Inc. - CEO

Thank you everyone for participating. I appreciate your continued interest in Ruger and I'd also like to thank our 2,200 dedicated folks at the Ruger team who work hard every day to deliver rugged, reliable products to our very loyal customers. Thank you all.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You can now disconnect. Thank you very much. Have a very good day.

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